UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                           (Amendment No.   5   )*
                                          ------

                        Skillsoft Public Limited Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           American Depository Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    830928107
                                -----------------
                                 (CUSIP Number)


                                December 31, 2005
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP No. 830928107                    13G
         -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              22,445,000
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             0
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            22,445,000
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        22,445,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        20.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IA
--------------------------------------------------------------------------------

                               Page 2 of 11 pages

CUSIP No. 830928107                    13G
         -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             22,445,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               22,445,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        22,445,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        20.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        CO
--------------------------------------------------------------------------------

                               Page 3 of 11 pages

Item 1(a)   Name of Issuer:

               Skillsoft Public Limited Company
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

               107 Northeastern Boulevard
               Nashua, New Hampshire 03062
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

               Columbia Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM
               ("WAM GP")
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

               WAM and WAM GP are located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

               WAM is a Delaware limited partnership; WAM GP is a Delaware corporation.
            --------------------------------------------------------------------

Item 2(d)   Title of Class of Securities:

               Common Stock
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

               830928107
            --------------------------------------------------------------------

Item 3      Type of Person:

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.
            --------------------------------------------------------------------

                               Page 4 of 10 pages

Item 4      Ownership (at December 31, 2005):

               (a)   Amount owned "beneficially" within the meaning of rule
                     13d-3:

                     (i) WAM:         22,445,000
                     (ii) WAM GP:     22,445,000
               -----------------------------------------------------------------

               (b)   Percent of class:

                     (i) WAM:         20.9%
                     (ii) WAM GP:     20.9%
               -----------------------------------------------------------------

               (c)   Number of shares as to which such person has:

                            (1)   sole power to vote or to direct the vote:

                                  (i) WAM:      22,445,000
                                  (ii) WAM GP:  0

                            (2)   shared power to vote or to direct the vote:

                                  (i) WAM:      0
                                  (ii) WAM GP:  22,445,000

                            (3)   sole power to dispose or to direct the
                                  disposition of:

                                  (i) WAM:      22,445,000
                                  (ii) WAM GP:  0

                            (4)   shared power to dispose or to direct
                                  disposition of:

                                  (i) WAM:      0
                                  (ii) WAM GP:  22,445,000
               -----------------------------------------------------------------

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable
            --------------------------------------------------------------------

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 17.8% shares of the Issuer's shares.
            --------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable
            --------------------------------------------------------------------

                               Page 5 of 10 Pages

Item 8      Identification and Classification of Members of the Group:

               Not Applicable
            --------------------------------------------------------------------

Item 9      Notice of Dissolution of Group:

               Not Applicable
            --------------------------------------------------------------------

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            Disclaimer

               In accordance with Rule 13d-4 of the Securities Exchange Act of
            1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.
            --------------------------------------------------------------------

                               Page 6 of 10 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 2006


            The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By:     /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                               Page 7 of 10 Pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of February 13, 2006 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                               Page 8 of 10 pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                   Dated: February 13, 2006


                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By:     /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


                                     COLUMBIA ACORN TRUST


                                     By:     /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary